UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 7, 2011 (November 1, 2011)
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27038 (Commission File Number)	94-3156479 (IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry into a Material Definitive Agreement
On November 2, 2011, the Board of Directors of Nuance Communications, Inc. (the “Company”) reviewed the compensation of non-employee directors and approved the elimination of the “per meeting fee” and approved the following fixed retainers for service, effective January 1, 2012:

Board/Committee	Retainer
Board Member	$50,000
Lead Director	$20,000
Audit Committee Chair	$30,000
Audit Committee Member	$15,000
Compensation Committee Chair	$25,000
Compensation Committee member	$15,000
Nominating Committee Chair	$10,000
Nominating Committee Member	$5,000
Governance Committee Chair	$10,000
Governance Committee Member	$5,000
Item 5.02(e): Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 1, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved an adjustment to the Company’s existing compensation arrangement with Steven G. Chambers, who was promoted to President, Sales and Marketing. After a complete review, the Committee increased Mr. Chambers’ base salary to $500,000.
The Committee also approved additional issuances of restricted stock awards to Thomas L. Beaudoin, the Company’s Executive Vice President and Chief Financial Officer and Mr. Chambers. Details are as follows:
Thomas L. Beaudoin — two restricted stock awards totaling 200,000 shares. 100,000 time-vest over a 3-year vesting period with 50% vesting on second anniversary of grant and 50% vesting on third anniversary of grant. The remaining 100,000 shares are performance-based and will only vest 50% for achievement of fiscal 2013 targets and 50% for achievement of fiscal 2014 targets.
Steven G. Chambers — two restricted stock awards totaling 350,000 shares. 175,000 time-vest over a 2-year vesting period with 50% vesting on first anniversary of grant and 50% vesting on second anniversary of grant. The remaining 175,000 shares are performance-based and will only vest 50% for achievement of fiscal 2012 targets and 50% for achievement of fiscal 2013 targets.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.
Date: November 7, 2011	By:	/s/ Thomas L. Beaudoin
Thomas L. Beaudoin
Chief Financial Officer